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                          PLAN AND AGREEMENT OF MERGER

                                     AMONG

                          SYNAGRO TECHNOLOGIES, INC.,

                       SYNAGRO SUB CORP. WISCONSIN, INC.,

                               A&J CARTAGE, INC.


                                      AND

                                JAMES A. JALOVEC



                           DATED AS OF JUNE 23, 1998


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                               TABLE OF CONTENTS

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
ARTICLE 1     MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.1    Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . .  2
1.2    Stockholder Approval.  . . . . . . . . . . . . . . . . . . . . . . . .  2
1.3    Effective Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.4    Name and Continued Corporate Existence of Surviving Corporation  . . .  3
       1.4.1  Name and Existence  . . . . . . . . . . . . . . . . . . . . . .  3
       1.4.2  Federal Income Tax Treatment of Merger  . . . . . . . . . . . .  3
1.5    Governing Law and Articles of Incorporation of Surviving
       Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
1.6    Bylaws of Surviving Corporation  . . . . . . . . . . . . . . . . . . .  3
1.7    Directors and Officers of Surviving Corporation  . . . . . . . . . . .  3
       1.7.1  Directors of Surviving Corporation.   . . . . . . . . . . . . .  3
       1.7.2  Officers of Surviving Corporation.  . . . . . . . . . . . . . .  3
       1.7.3  Vacancies.  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.8    Capital Stock of Surviving Corporation   . . . . . . . . . . . . . . .  4
1.9    Conversion of Securities upon Merger   . . . . . . . . . . . . . . . .  4
       1.9.1  General.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.9.2  Conversion of A&J Common Stock.     . . . . . . . . . . . . . .  4
              1.9.2.1       Post-Closing Adjustment to Exchange Value   . . .  4
       1.9.3  Exchange of A&J Stock Certificates  . . . . . . . . . . . . . .  6
       1.9.4  Conversion of, and Exchange of Certificates for Sub Corp
              Common Stock.   . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.9.5  Sub Corp Transfer Books Closed  . . . . . . . . . . . . . . . .  6
1.10   Assets and Liabilities   . . . . . . . . . . . . . . . . . . . . . . .  6
       1.10.1 Assets and Liabilities of Merging Corporations Become Those of
              Surviving Corporation.  . . . . . . . . . . . . . . . . . . . .  6
       1.10.2 Conveyances to Surviving Corporation.   . . . . . . . . . . . .  7
       1.10.3 Accounting Treatment.   . . . . . . . . . . . . . . . . . . . .  7
1.11   Other Closing Deliveries   . . . . . . . . . . . . . . . . . . . . . .  7
       1.11.1 Opinion of Synagro Counsel  . . . . . . . . . . . . . . . . . .  8
       1.11.2 Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND A&J   . .  9
2.1    Representations and Warranties of the Shareholder and A&J  . . . . . .  9
       2.1.1  Organization and Standing   . . . . . . . . . . . . . . . . . .  9
       2.1.2  Agreement Authorized and its Effect on Other Obligations  . . .  9
       2.1.3  Capitalization of A&J   . . . . . . . . . . . . . . . . . . . .  9
       2.1.4  Ownership of A&J Shares   . . . . . . . . . . . . . . . . . . . 10
       2.1.5  No Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . 10
       2.1.6  Financial Statements  . . . . . . . . . . . . . . . . . . . . . 10
       2.1.7  Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . 10
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
       2.1.8  Additional Information  . . . . . . . . . . . . . . . . . . . . 11
              2.1.8.1       Real Estate   . . . . . . . . . . . . . . . . . . 11
              2.1.8.2       Machinery and Equipment   . . . . . . . . . . . . 11
              2.1.8.3       Receivables   . . . . . . . . . . . . . . . . . . 11
              2.1.8.4       Payables  . . . . . . . . . . . . . . . . . . . . 11
              2.1.8.5       Insurance   . . . . . . . . . . . . . . . . . . . 11
              2.1.8.6       Contracts   . . . . . . . . . . . . . . . . . . . 11
              2.1.8.7       Employee Compensation Plans   . . . . . . . . . . 11
              2.1.8.8       Certain Salaries  . . . . . . . . . . . . . . . . 12
              2.1.8.9       Bank Accounts   . . . . . . . . . . . . . . . . . 12
              2.1.8.10      Employee Agreements   . . . . . . . . . . . . . . 12
              2.1.8.11      Intellectual Property   . . . . . . . . . . . . . 12
              2.1.8.12      Trade Names   . . . . . . . . . . . . . . . . . . 12
              2.1.8.13      Promissory Notes  . . . . . . . . . . . . . . . . 12
              2.1.8.14      Guaranties  . . . . . . . . . . . . . . . . . . . 12
              2.1.8.15      Leases  . . . . . . . . . . . . . . . . . . . . . 12
              2.1.8.16      Permits   . . . . . . . . . . . . . . . . . . . . 12
       2.1.9  No Defaults   . . . . . . . . . . . . . . . . . . . . . . . . . 13
       2.1.10 Absence of Certain Changes and Events   . . . . . . . . . . . . 13
              2.1.10.1      Financial Change  . . . . . . . . . . . . . . . . 13
              2.1.10.2      Property Damage   . . . . . . . . . . . . . . . . 13
              2.1.10.3      Dividends   . . . . . . . . . . . . . . . . . . . 13
              2.1.10.4      Capitalization Change   . . . . . . . . . . . . . 13
              2.1.10.5      Labor Disputes  . . . . . . . . . . . . . . . . . 13
              2.1.10.6      Other Material Changes  . . . . . . . . . . . . . 13
       2.1.11 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
              2.1.11.1      General   . . . . . . . . . . . . . . . . . . . . 13
              2.1.11.2      Subchapter S Matters  . . . . . . . . . . . . . . 14
       2.1.12 Intellectual Property   . . . . . . . . . . . . . . . . . . . . 14
       2.1.13 Title to and Condition of Assets  . . . . . . . . . . . . . . . 14
       2.1.14 Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       2.1.15 Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . 15
       2.1.16 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       2.1.17 Environmental Compliance  . . . . . . . . . . . . . . . . . . . 16
              2.1.17.1      Environmental Conditions  . . . . . . . . . . . . 16
              2.1.17.2      Permits, etc.   . . . . . . . . . . . . . . . . . 16
              2.1.17.3      Compliance  . . . . . . . . . . . . . . . . . . . 16
              2.1.17.4      Past Compliance   . . . . . . . . . . . . . . . . 17
              2.1.17.5      Environmental Claims  . . . . . . . . . . . . . . 17
              2.1.17.6      Renewals  . . . . . . . . . . . . . . . . . . . . 17
              2.1.17.7      Asbestos and PCBs   . . . . . . . . . . . . . . . 17
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
       2.1.18 Compliance with Other Laws  . . . . . . . . . . . . . . . . . . 17
       2.1.19 ERISA Plans or Labor Issues   . . . . . . . . . . . . . . . . . 18
       2.1.20 Investigations; Litigation  . . . . . . . . . . . . . . . . . . 19
       2.1.21 Absence of Certain Business Practices   . . . . . . . . . . . . 19
       2.1.22 Consents and Approvals  . . . . . . . . . . . . . . . . . . . . 19
       2.1.23 Finder's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . 19
2.2    Investment Representations   . . . . . . . . . . . . . . . . . . . . . 20
       2.2.1  Shareholder Investment Suitability and Related Matters  . . . . 20
       2.2.2  Synagro Shares Not Registered   . . . . . . . . . . . . . . . . 20
       2.2.3  Reliance on Representations   . . . . . . . . . . . . . . . . . 20
       2.2.4  Investment Intent   . . . . . . . . . . . . . . . . . . . . . . 20
       2.2.5  Permitted Resale  . . . . . . . . . . . . . . . . . . . . . . . 20
       2.2.6  Investor Sophistication . . . . . . . . . . . . . . . . . . . . 20
       2.2.7  Availability of Information   . . . . . . . . . . . . . . . . . 20
       2.2.8  Restrictive Legends   . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF SYNAGRO   . . . . . . . . . . 21
3.1    Organization and Standing  . . . . . . . . . . . . . . . . . . . . . . 21
3.2    Agreement Authorized and its Effect on Other Obligations   . . . . . . 21
3.3    Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
3.4    Reports and Financial Statements   . . . . . . . . . . . . . . . . . . 22
3.5    Absence of Certain Changes and Events in Synagro   . . . . . . . . . . 23
       3.5.1  Financial Change  . . . . . . . . . . . . . . . . . . . . . . . 23
       3.5.2  Other Material Changes  . . . . . . . . . . . . . . . . . . . . 23
3.6    Synagro's Compliance with Other Laws   . . . . . . . . . . . . . . . . 23
3.7    Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . 23
3.8    Investigations; Litigation   . . . . . . . . . . . . . . . . . . . . . 23
3.9    Finder's Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
3.10   Nasdaq Compliance.   . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 4     OBLIGATIONS PENDING CLOSING DATE  . . . . . . . . . . . . . . . 24
4.1    Agreements of Synagro and A&J  . . . . . . . . . . . . . . . . . . . . 24
       4.1.1  Maintenance of Present Business.  . . . . . . . . . . . . . . . 24
       4.1.2  Maintenance of Properties   . . . . . . . . . . . . . . . . . . 24
       4.1.3  Maintenance of Books and Records  . . . . . . . . . . . . . . . 24
       4.1.4  Compliance with Law   . . . . . . . . . . . . . . . . . . . . . 24
       4.1.5  Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       4.1.6  Notice of Material Developments   . . . . . . . . . . . . . . . 24
4.2    Additional Agreements of A&J and the Shareholder   . . . . . . . . . . 25
       4.2.1  Prohibition of Certain Employment Contracts   . . . . . . . . . 25
       4.2.2  Prohibition of Certain Loans  . . . . . . . . . . . . . . . . . 25
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
       4.2.3  Prohibition of Certain Commitments  . . . . . . . . . . . . . . 25
       4.2.4  Disposal of Assets  . . . . . . . . . . . . . . . . . . . . . . 25
       4.2.5  Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . 25
       4.2.6  Acquisition Proposals   . . . . . . . . . . . . . . . . . . . . 25
       4.2.7  No Amendment to Articles of Incorporation   . . . . . . . . . . 26
       4.2.8  No Issuance, Sale, or Purchase of Securities  . . . . . . . . . 26
       4.2.9  Prohibition on Dividends  . . . . . . . . . . . . . . . . . . . 26
4.3    Agreements of Synagro  . . . . . . . . . . . . . . . . . . . . . . . . 26
       4.3.1  No Amendment to Articles of Incorporation   . . . . . . . . . . 26
       4.3.2  Notice of Material Developments   . . . . . . . . . . . . . . . 26

ARTICLE 5     CONDITIONS PRECEDENT TO OBLIGATIONS   . . . . . . . . . . . . . 26
5.1    Conditions Precedent to Obligations of A&J and the Shareholder   . . . 26
       5.1.1  Representations and Warranties of Synagro True at
              Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . 26
       5.1.2  No Material Litigation  . . . . . . . . . . . . . . . . . . . . 27
       5.1.3  Closing Documents   . . . . . . . . . . . . . . . . . . . . . . 27
       5.1.4  Consent of Certain Parties in Privity With Synagro  . . . . . . 27
5.2    Conditions Precedent to Obligations of Synagro   . . . . . . . . . . . 27
       5.2.1  Representations and Warranties of A&J and the Shareholder
              True at Effective Date  . . . . . . . . . . . . . . . . . . . . 27
       5.2.2  No Material Litigation  . . . . . . . . . . . . . . . . . . . . 28
       5.2.3  Closing Documents   . . . . . . . . . . . . . . . . . . . . . . 28
       5.2.4  Consent of Certain Parties in Privity with A&J or
              the Shareholder   . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 6     ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . 28
6.1    Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . 28
6.2    Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . 28
6.3    Registration Matters   . . . . . . . . . . . . . . . . . . . . . . . . 29
       6.3.1  Agreement to Register Resales   . . . . . . . . . . . . . . . . 29
       6.3.2  Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       6.3.3  Registration Expenses   . . . . . . . . . . . . . . . . . . . . 29
       6.3.4  Preparation; Reasonable Investigation   . . . . . . . . . . . . 29
       6.3.5  Rights Non-Transferable   . . . . . . . . . . . . . . . . . . . 30
       6.3.6  Indemnification by Synagro  . . . . . . . . . . . . . . . . . . 30
       6.3.7  Notices of Claims, etc  . . . . . . . . . . . . . . . . . . . . 30
       6.3.8  Undertaking to File Reports and Cooperate in Rule 144 and Rule
              145 Transactions  . . . . . . . . . . . . . . . . . . . . . . . 31
       6.3.9  Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . 31
6.4    Nomination of Director   . . . . . . . . . . . . . . . . . . . . . . . 31
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
ARTICLE 7     INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . 31
7.1    Indemnification by the Shareholder   . . . . . . . . . . . . . . . . . 31
7.2    Indemnification by Synagro   . . . . . . . . . . . . . . . . . . . . . 32
7.3    Indemnification Procedures   . . . . . . . . . . . . . . . . . . . . . 32
7.4    Termination of Indemnity, Representations and Warranties   . . . . . . 33

ARTICLE 8     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 33
8.1    Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
8.2    Entirety; Conflict   . . . . . . . . . . . . . . . . . . . . . . . . . 33
8.3    Counterparts and Facsimile Signature   . . . . . . . . . . . . . . . . 33
8.4    Notices and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . 34
8.5    Table of Contents and Captions   . . . . . . . . . . . . . . . . . . . 34
8.6    Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . 34
8.7    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
8.8    Applicable Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
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
                          PLAN AND AGREEMENT OF MERGER


       THIS PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of June 23, 1998, is by and among Synagro Technologies, Inc., a Delaware corporation ("Synagro"), Synagro Sub Corp. Wisconsin, Inc., a Wisconsin corporation and a wholly owned subsidiary of Synagro formed for the purpose of carrying out the transactions contemplated hereby ("Sub Corp"), A&J Cartage, Inc., a Wisconsin corporation ("A&J" or the "Surviving Corporation"), and James A. Jalovec, an individual residing in Franklin, Milwaukee County, Wisconsin and the shareholder of A&J ("Shareholder"). Sub Corp and A&J are hereinafter collectively referred to as the "Merging Corporations."

                              W I T N E S S E T H:

       WHEREAS, Synagro is a corporation duly organized and validly existing under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and its principal executive office at 5850 San Felipe, Suite 500, Houston, Texas 77057;

       WHEREAS, the authorized capital stock of Synagro consists of (i) 10,000,000 shares of preferred stock, par value $.002 per share, of which 500,000 shares have been designated as "Preferred Stock-Junior Participating Series A" and reserved for issuance upon exercise of Rights evidenced by the certificates representing all outstanding shares of Synagro Common Stock, though no such shares are issued or outstanding; and (ii) 100,000,000 shares of common stock, par value $.002 per share ("Synagro Common Stock"), of which, at June 6, 1998, 9,082,638 shares were issued and outstanding, and an additional 2,261,031 shares were reserved for issuance pursuant to stock options and 600,000 shares were reserved for issuance pursuant to outstanding warrants; at the same date, no shares of Common Stock were held in Synagro's treasury;

       WHEREAS, Sub Corp is a corporation duly organized and validly existing under the laws of the State of Wisconsin, with its registered office at 44 East Mifflin Street, Madison, Wisconsin 53703;

       WHEREAS, the authorized capital stock of Sub Corp consists of 1,000 shares of common stock, $.01 par value per share, of which at the date hereof 1,000 shares were issued and outstanding and held beneficially and of record by Synagro ("Sub Corp Common Stock");

       WHEREAS, A&J is a corporation duly organized and validly existing under the laws of the State of Wisconsin, with its registered office at and its principal executive office at 2841 South 5th Court, Milwaukee, Wisconsin 53207;

       WHEREAS, the authorized capital stock of A&J consists of 100 shares (the "A&J Shares") of common stock, $10.00 par value per share ("A&J Stock"), all of which are issued and outstanding;

       WHEREAS, the Shareholder owns all of the issued and outstanding A&J Shares and, as such, the Shareholder expects to receive, directly or indirectly, substantial benefit from the transactions contemplated hereby;

       WHEREAS, the respective boards of directors of Sub Corp and A&J deem it desirable and in the best interests of their respective corporations and their respective stockholders, and the Shareholder deems it desirable and in his best interests, that Sub Corp be merged with and into A&J, pursuant to the applicable provisions of Section 180.1101 of the Wisconsin Business Corporation Law (the "Corporations Act") in exchange for the consideration herein provided for, and have proposed, declared advisable, and approved such merger pursuant to this Agreement which has been duly approved by resolutions of the respective boards of directors of Sub Corp and A&J;

       WHEREAS, Synagro, A&J and others have executed a letter agreement dated April 21, 1998 (the "Letter Agreement") relating to the acquisition by Synagro of substantially all of the assets of A&J, such acquisition being subject to change to accommodate the needs of the parties thereto; and

       WHEREAS, the parties desire to evidence their agreement with respect to the form of and the other terms and provisions not set forth in the Letter Agreement with respect to the transaction contemplated by the Letter Agreement.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and in order to set forth the terms and conditions of the merger, the mode of carrying the same into effect, the manner and basis of converting (i) the outstanding shares of Sub Corp Common Stock into shares of A&J Stock, and (ii) the outstanding shares of A&J Stock into shares of Synagro Common Stock, and such other details and provisions as are deemed necessary or proper, the parties hereto agree as follows:

                                   ARTICLE 1
                                     MERGER

       1.1 Surviving Corporation. Subject to the adoption and approval of this Agreement by the requisite vote of the stockholders of Sub Corp and to the other conditions hereinafter set forth, Sub Corp and A&J shall be, upon the Effective Date (as defined in Section 1.3 hereof), merged into a single surviving corporation, which shall be A&J, one of the Merging Corporations, which shall continue its corporate existence and remain a Wisconsin corporation governed by and subject to the laws of that state.

       1.2 Stockholder Approval. This Agreement shall be submitted for adoption and approval by the stockholders of Sub Corp in accordance with its articles of incorporation and the applicable laws of the State of Wisconsin.

       1.3 Effective Date. The merger shall become effective upon the filing by A&J of Articles of Merger with the Department of Financial Institution of the State of Wisconsin in accordance with the Corporations Act. The date upon which the merger shall become effective is referred to in this Agreement as the "Effective Date."

       1.4    Name and Continued Corporate Existence of Surviving Corporation

              1.4.1 Name and Existence. Effective as of the Effective Date, the Articles of Incorporation of A&J (the "A&J Articles"), the corporation whose corporate existence is to survive the merger and continue thereafter as the surviving corporation, shall be the Articles of Incorporation of the Surviving Corporation and the identity, existence, purposes, powers, objects, franchises, rights, and immunities of A&J, the surviving corporation of the merger, shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights, and immunities of Sub Corp shall be wholly merged into A&J, and A&J shall be fully vested therewith. Accordingly, on the Effective Date, the separate existence of Sub Corp, except insofar as continued by statute, shall cease.

              1.4.2 Federal Income Tax Treatment of Merger. The merger is intended to qualify as and, subject to the requirements of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be characterized as a tax-free reverse subsidiary merger transaction described in Section 368(a)(2)(E) of the Code.

       1.5 Governing Law and Articles of Incorporation of Surviving Corporation. The laws of Wisconsin shall continue to govern the Surviving Corporation. On the Effective Date, the A&J Articles shall be the articles of incorporation of A&J until further amended in the manner provided by law.

       1.6 Bylaws of Surviving Corporation. Effective as of the Effective Date, the bylaws of A&J (the "A&J Bylaws") shall be the bylaws of the Surviving Corporation until altered, amended, or repealed, or until new bylaws shall be adopted in accordance with the provisions of law, the A&J Articles and the A&J Bylaws.

       1.7    Directors and Officers of Surviving Corporation

              1.7.1 Directors of Surviving Corporation. The names and addresses of the persons who, upon the Effective Date, shall constitute the board of directors of the Surviving Corporation, and who shall hold office until the first annual meeting of stockholders of the Surviving Corporation next following the Effective Date, are as follows:

            NAME                     ADDRESS
            ----                     -------
       James A. Jalovec              3841 South 5th Court, Milwaukee, Wisconsin 53207
       Ross M. Patten                5850 San Felipe, Suite 500, Houston, Texas 77057
       Mark A. Rome                  5850 San Felipe, Suite 500, Houston, Texas 77057

              1.7.2 Officers of Surviving Corporation. The names and addresses of the persons who, upon the Effective Date, shall constitute the officers of the Surviving Corporation, and who shall hold their respective offices of the Surviving Corporation, subject to the A&J Bylaws, from and after the Effective Date, are as follows:

              Ross M. Patten               President
              James A. Jalovec             Vice President
              Mark A. Rome                 Secretary and Treasurer

              1.7.3 Vacancies. On or after the Effective Date, if a vacancy shall exist for any reason in the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the A&J Articles and/or A&J Bylaws.

       1.8 Capital Stock of Surviving Corporation. The authorized number of shares of capital stock of the Surviving Corporation, and the par value, designations, preferences, rights, and limitations thereof, and the express terms thereof, shall be as set forth in the A&J Articles.

       1.9    Conversion of Securities upon Merger

              1.9.1 General. The manner and basis of converting the issued and outstanding shares of the capital stock of (A) Sub Corp into shares of the capital stock of A&J and (B) A&J into shares of the capital stock of Synagro and/or other consideration herein provided for shall be as hereinafter set forth in this Section 1.9.

              1.9.2 Conversion of A&J Common Stock. On the Effective Date, the A&J Shares, without any action on the part of the holder thereof, shall automatically become and be converted into the right to receive
       (i) certificates evidencing 1,346,929 fully paid and nonassessable shares of issued and outstanding Synagro Common Stock (which, together with associated Preferred Stock Purchase Rights, are hereinafter referred to as the "Synagro Shares"), (ii) cash in the amount of $1,175,170 (the "Cash Amount"), and (iii) a promissory note, substantially in the form of Exhibit A hereto, in the principal amount of $1,128,079 (plus all principal amounts payable to Shareholder under Section 1.9.2(iii) of each of the Other Merger Agreements (as defined herein), (the "Promissory Note"), upon surrender, in accordance with
       Section 1.9.3 hereof, of certificates theretofore evidencing the A&J Shares (the Synagro Shares together with the Cash Amount and the Promissory Note collectively, the "Exchange Value").

                     1.9.2.1       Post-Closing Adjustment to Exchange Value

                            (a) Preparation of Closing Balance Sheet. Not later than 60 days following the Effective Date (as hereinafter defined), Shareholder shall prepare and deliver to Synagro for its review in accordance with this section a balance sheet (the "Closing Balance Sheet") of A&J prepared as of the Effective Date and prepared in accordance with generally accepted accounting principles ("GAAP") in a manner consistent with the financial statements described in Section 2.1.6 hereof. All of the parties hereto shall cooperate fully with each other in the preparation of the Closing Balance Sheet, and Synagro shall have access at all reasonable times to review workpapers, books and records relating to the preparation of the Closing Balance Sheet.

                            (b) Right to Dispute Closing Balance Sheet. Synagro shall have the right to dispute the Closing Balance Sheet by giving notice of dispute to Shareholder within 30 days after the Closing Balance Sheet has been given to Synagro. Such notice shall set forth in detail the reasons for the dispute and Synagro's proposed adjustments to the Closing Balance Sheet. If Synagro does not give notice of dispute to Shareholder within such 30 day period in accordance with the foregoing, the Closing Balance Sheet as prepared by Shareholder shall become final and binding upon Synagro. If Synagro does give notice of dispute to Shareholder within such 30 day period, Shareholder and Synagro shall endeavor in good faith to reach agreement on all of the disputed items. If the parties are unable to reach an agreement on the disputed items during such 30 day period, then the disputed items which have not been resolved shall be submitted to the accounting firm of Arthur Andersen, Houston, Texas for determination and resolution on the basis of such procedures as such accounting firm, in its sole judgement, deems applicable and appropriate, taking into account GAAP and the terms of this Agreement. Such accounting firm shall review the disputed matters and as promptly as practicable deliver to Shareholder and to Synagro a statement setting forth its determination as to the proper treatment of the matters in dispute, and such determination shall be final and binding upon the parties without any further right of appeal; provided, however, neither such determination nor any other provisions of this Section 1.9.2.1 shall affect Synagro's right to seek indemnification for any breaches of representations and warranties by Shareholder pursuant to Article 7 hereof. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne equally by the parties hereto.

                            (c) Adjustment of Consideration. In the event that A&J's tangible assets net of liabilities ("Net Assets") as shown on the Closing Balance Sheet, as finally prepared and binding upon the parties in accordance with Sections 1.9.2.1(a) and (b) is less than the Net Assets on April 30, 1998 then Synagro shall have the right to give notice thereof to the Shareholder, whereupon the Shareholder shall have 10 days to refund to Synagro a cash amount equal to the amount by which the Net Assets on April 30, 1998 exceeds the amount of the Net Assets as shown on the Closing Balance Sheet, or cancel the Promissory Note and promptly surrender it to Synagro whereupon Synagro shall execute and deliver to Shareholder a new promissory note, which note shall be in the same form and contain the same terms and provisions as the Promissory Note, in the aggregate principal amount of $1,128,079 (plus all amounts payable under Section 1.9.2(iii) of each of the Other Merger Agreements) less the difference between the Net Assets on April 30, 1998 and the Effective Date (and any other adjustments made pursuant to Section 1.9.2.1 of each of the Other Merger Agreements).

              1.9.3 Exchange of A&J Stock Certificates. On the Effective Date, the Shareholder shall surrender the certificates representing the A&J Shares to Synagro, and Shareholder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the Synagro Shares together with the Cash Amount, and the Promissory Note (the "Exchange").

              1.9.4 Conversion of, and Exchange of Certificates for Sub Corp Common Stock. On the Effective Date, each share of Sub Corp Common Stock then issued and outstanding, without any action on the part of the holder thereof (and after giving effect to the conversion in the merger of all then outstanding shares of capital stock of A&J into capital stock of Synagro and/or other consideration herein provided for) shall automatically become and be converted into one-tenth of one fully paid and nonassessable share of issued and outstanding A&J Stock. On the Effective Date, Synagro shall surrender the outstanding certificate theretofore representing shares of Sub Corp Common Stock to A&J, A&J will cancel the certificates representing the Sub Corp Common Stock, and shall receive in exchange therefor a certificate or certificates representing the number of whole shares of A&J Stock into which the shares of Sub Corp Common Stock theretofore represented by the certificate so surrendered shall have been converted as aforesaid.

              1.9.5 Sub Corp Transfer Books Closed. Upon the Effective Date, the stock transfer books of Sub Corp shall be deemed closed, and no transfer of any certificates theretofore representing shares of Sub Corp Common Stock shall thereafter be made or consummated.

       1.10   Assets and Liabilities

              1.10.1 Assets and Liabilities of Merging Corporations Become Those of Surviving Corporation. On the Effective Date, all rights, privileges, powers, immunities, and franchises of each of the Merging Corporations, both of a public and private nature, and all property, real, personal, and mixed, and all debts due on whatever account, as well as stock subscriptions and all other choices or things in action, and all and every other interest of or belonging to or due to either of the Merging Corporations, shall be taken by and deemed to be transferred to and shall be vested in the Surviving Corporation without further act or deed, and all such rights, privileges, powers, immunities, and franchises, property, debts, choices or things in action, and all and every other interest of each of the Merging Corporations shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Merging Corporations, and the title to any real or other property, or any interest therein, whether vested by deed or otherwise, in either of the Merging Corporations, shall not revert or be in any way impaired by reason of the merger, provided, however, that all rights of creditors and all liens upon any properties of each of the Merging Corporations shall be preserved unimpaired, and all debts, liabilities, restrictions, obligations, and duties of the respective Merging Corporations, including without limitation all obligations, liabilities and duties as lessee under any existing lease, shall thenceforth attach to the Surviving Corporation and may be enforced against and by it to the same extent as if such debts, liabilities, duties, restrictions and obligations had been incurred or contracted by it. Any action or proceeding pending by or against either of the Merging Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in place of either of the Merging Corporations.

              1.10.2 Conveyances to Surviving Corporation. The Merging Corporations hereby agree, respectively, that from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, they will execute and deliver or cause to be executed and delivered, all such deeds, conveyances, assignments, permits, licenses and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises, and interests referred to in Section 1.10.1 and otherwise carry out the intent and purposes of this Agreement.

              1.10.3 Accounting Treatment. The assets and liabilities of the Merging Corporations shall be taken up on the books of the Surviving Corporation in accordance with generally accepted accounting principles, and the capital surplus and retained earnings accounts of the Surviving Corporation shall be determined, in accordance with generally accepted accounting principles, by the board of directors of the Surviving Corporation. Nothing herein shall prevent the board of directors of the Surviving Corporation from making any future changes in its accounts in accordance with law.

       1.11   Other Closing Deliveries.  Contemporaneously with the Exchange,
(i) the Shareholder shall execute and deliver to Synagro a confidentiality and noncompetition agreement in substantially the form of Exhibit B hereto (the "Noncompete Agreement"); (ii) the Shareholder, Donald R. Hoekstra ("Hoekstra"), Karl R. Sattler ("Sattler"), Ross M. Patten, Donald L. Thone and Daniel L. Shook shall execute and deliver a voting agreement and irrevocable proxy substantially in the form of Exhibit C hereto (the "Voting Agreement"); (iii) Synagro shall execute and deliver to Shareholder the Promissory Note; (iv) Synagro shall deliver to the Shareholder the certificate required by Section
5.1.1 hereof, and the Shareholder shall deliver to Synagro the certificate required by Section 5.2.1 hereof; (v) Synagro, the Shareholder, Hoekstra and Sattler shall execute and deliver a registration rights agreement substantially in the form of Exhibit D hereto (the "Registration Rights Agreement"; (vi) Synagro and the Shareholder shall execute and deliver a non-qualified stock option agreement substantially in the form of Exhibit E hereto (the "Stock Option Agreement"); (vii) the Shareholder and Synagro shall execute and deliver an employment agreement substantially in the form of Exhibit F hereto (the "Employment Agreement"); (viii) the Shareholder and the Surviving Corporation shall execute and deliver a lease substantially in the form of Exhibit G hereto (the "Lease") and a memorandum of lease substantially in the form of Exhibit H hereto (the "Lease Memorandum"); (ix) the Shareholder shall cause Oak Creek Storage & Handling, Inc., a Wisconsin corporation wholly owned by Shareholder ("Oak Creek") to execute and deliver a lease agreement substantially in the form of Exhibit I hereto, covering the lease by Oak Creek to the Surviving Corporation of the office building located at 2841 South 5th Court, Milwaukee, Wisconsin 53207 currently occupied by A&J (the "Office Building Lease"); and
(x) Synagro and the Shareholder will deliver to one another the opinions of counsel described below:

              1.11.1 Opinion of Synagro Counsel. Porter & Hedges, L.L.P., counsel for Synagro, shall issue an opinion to the Shareholder, in form and substance satisfactory to the Shareholder, to the effect that (i) Synagro has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware;
       (ii) all corporate proceedings required to be taken by or on the part of Synagro to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken;
       (iii) the shares of Synagro Common Stock which are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding securities of Synagro; (iv) this Agreement and the Ancillary Documents (as hereinafter defined) to which Synagro is a party have been duly executed and delivered by, are the legal, valid and binding obligation of, and are enforceable against Synagro in accordance with their respective terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; provided that said opinion shall be limited to federal law, the laws of the State of Texas and the general corporate law of the State of Delaware; and (v) except as specified by such counsel (such exceptions to be acceptable to A&J) such counsel does not know of any material litigation, proceedings, or governmental investigation pending or threatened against or relating to Synagro, any of its subsidiaries, or their respective properties or businesses in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated by this Agreement. Such opinion also shall cover such other matters incident to the transactions herein contemplated as A&J and its counsel may reasonably request. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Synagro as to matters of fact and
       (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to A&J, as to matters other than federal or Texas law. As used herein, "Ancillary Documents" means the the Promissory Note and the Option Agreement.

              1.11.2 Opinion of Counsel. Domnitz, Mawicke, Goisman & Rosenberg, S.C., counsel to A&J and the Shareholder, shall issue an opinion to Synagro in form and substance satisfactory to Synagro, to the effect that
       (i) A&J has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Wisconsin;
       (ii) all corporate proceedings required to be taken by or on the part of the Shareholder to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken;
       (iii) all outstanding shares of the A&J Stock have been validly issued and are fully paid and nonassessable; (iv) this Agreement and the Ancillary Documents to which Shareholder is a party have been duly executed and delivered by, and are the legal, valid and binding obligation of the Shareholder, and are enforceable against the Shareholder in accordance with their respective terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally; and (v) except as specified by such counsel (such exceptions to be acceptable to Synagro) such counsel does not know of any material litigation, proceedings or governmental investigation, pending or threatened against or relating to A&J, its properties or businesses, or the Shareholder in which it is sought to restrain, prohibit or otherwise affect consummation of the transactions contemplated by this Agreement. Such opinion shall also cover such other matters incident to the transactions herein contemplated as Synagro and its counsel may reasonably request.
       In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of A&J as to matters of fact and
       (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Synagro, as to matters other than federal or Wisconsin law.

                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                           OF THE SHAREHOLDER AND A&J

       2.1 Representations and Warranties of the Shareholder and A&J. The Shareholder and A&J jointly and severally represent and warrant to Synagro as follows:

              2.1.1 Organization and Standing. A&J is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, has full requisite corporate power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

              2.1.2 Agreement Authorized and its Effect on Other Obligations. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of A&J. This Agreement is a valid and binding obligation of A&J and the Shareholder enforceable against A&J and the Shareholder in accordance with its terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by A&J and the Shareholder will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Articles of Incorporation or Bylaws of A&J or (ii) to the extent such conflict, violation, breach or default could have a material adverse effect on the business, operations, assets or financial condition of A&J or the Shareholder, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which A&J or the Shareholder is a party or by which A&J or the Shareholder or their respective properties are bound.

              2.1.3 Capitalization of A&J. The authorized capitalization of A&J consists of 100 shares of A&J Stock, all of which are issued and outstanding and all of which are held beneficially and of record by the Shareholder. A&J does not have any outstanding options, warrants, calls or commitments of any character relating to its capital stock. All issued and outstanding shares of A&J Stock are validly issued, fully paid and non-assessable. None of the outstanding shares of A&J Stock is subject to any voting trust, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

              2.1.4 Ownership of A&J Shares. The Shareholder holds good and valid title to all of the A&J Shares free and clear of all Encumbrances. The Shareholder possesses full authority and legal right to sell, transfer and assign to Synagro the A&J Shares, free and clear of all Encumbrances. Upon transfer to Synagro by the Shareholder of the A&J Shares, Synagro will own the A&J Shares free and clear of all Encumbrances. There are no claims pending or, to the knowledge of A&J, and the Shareholder, threatened, against A&J or the Shareholder that concern or affect title to the A&J Shares, or that seek to compel the issuance of capital stock or other securities of A&J.

              2.1.5 No Subsidiaries. As of the date hereof, A&J has no subsidiaries, whether wholly or partially owned, and does not own, beneficially or of record, or have any obligation to acquire, any material amount of, or have any material investment in, any stock, partnership or membership interest or other equity or debt securities of any other business, enterprise or entity.

              2.1.6 Financial Statements. The Shareholder has delivered to Synagro A&J's audited balance sheet and related statements of income, retained earnings and cash flows, with appended notes which are an integral part of such statements, as of and for the twelve months ended December 31, 1997 (the "Audited A&J Financial Statements"), and also has delivered to Synagro copies of A&J's unaudited balance sheet and related statements of income, retained earnings and cash flows as of and for the four-month period ending April 30, 1998 (the "Unaudited A&J Financial Statements", and, together with the Audited A&J Financial Statements" the "A&J Financial Statements"). Copies of the A&J Financial Statements are attached hereto as Schedule 2.1.6. All of the A&J Financial Statements are complete in all material respects (except, with respect to the Unaudited A&J Financial Statements, for the omission of notes and schedules), present fairly the financial condition of A&J as of the dates indicated, and the results of operations for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein and subject, in the case of the Unaudited A&J Financial Statements, to normal year-end adjustments and other adjustments described therein; in addition, the Unaudited A&J Financial Statements, though unaudited, include all adjustments which A&J, the Shareholder and consider necessary for a fair presentation of A&J's results for that period. December 31, 1997 may sometimes be hereinafter referred to as the "Balance Sheet Date".

              2.1.7 Liabilities. Except as disclosed on Schedule 2.1.7 hereto, A&J has no pending or, to A&J's and the Shareholder's knowledge, threatened liabilities or obligations, either accrued, absolute or contingent, nor does A&J or Shareholder have any knowledge of any potential liabilities or obligations, which would materially adversely affect the value and conduct of the business of A&J, other than those
       (i) reflected or reserved against in the Unaudited A&J Financial Statements or (ii) incurred in the ordinary course of business since the Balance Sheet Date.

              2.1.8 Additional Information. Attached as Schedule 2.1.8 hereto are true, complete and correct lists of the following items:

                     2.1.8.1 Real Estate. All real property and structures thereon (i) owned, or subject to a contract of purchase and sale, by A&J, with a description of the nature and amount of any Encumbrances thereon created by A&J or Shareholder, or (ii) leased, or subject to a lease commitment, by A&J, with a description of the terms of each lease and lease commitment. The term "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind or nature;

                     2.1.8.2 Machinery and Equipment. All machinery, vehicles, trailers, transportation equipment, tools, equipment, furnishings, and fixtures (i) owned or subject to a contract of purchase and sale, by A&J with a description of the nature and amount of any Encumbrances thereon or (ii) leased, or subject to a lease commitment, by A&J, with a description of each lease and lease commitment;

                     2.1.8.3 Receivables. All accounts and notes receivable of A&J, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which A&J holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrance on such accounts and notes receivable;

                     2.1.8.4 Payables. All accounts and notes payable of A&J, together with an appropriate aging schedule;

                     2.1.8.5 Insurance. All insurance policies or bonds currently maintained by A&J, including title insurance policies, and those covering A&J's properties, machinery, equipment, fixtures, employees and operations, as well as a listing of any deductibles, premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

                     2.1.8.6 Contracts. All sludge contracts, bulking agent contracts and all other material contracts to which A&J is a party which are to be performed in whole or in part after the date hereof;

                     2.1.8.7 Employee Compensation Plans. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of A&J, whether or not subject to ERISA (as hereinafter defined), together with copies of the most recent reports with respect to such plans, arrangements, or trust agreements filed with any governmental agency, and all

              Internal Revenue Service determination letters that have been received with respect to such plans;

                     2.1.8.8 Certain Salaries. The names and salary rates of all present employees of A&J who have salaries in excess of $25,000, and all arrangements with respect to any bonuses to be paid to them from and after the date of this Agreement;

                     2.1.8.9 Bank Accounts. The name of each bank in which A&J has an account, the account numbers of each account and the names of all persons authorized to draw thereon;

                     2.1.8.10 Employee Agreements. Any collective bargaining agreements of A&J with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of A&J;

                     2.1.8.11 Intellectual Property. All patents, trademarks, copyrights and other intellectual property rights owned, licensed, or used by A&J;

                     2.1.8.12 Trade Names. All trade names, assumed names and fictitious names used or held by A&J, whether and where such names are registered, and where used;

                     2.1.8.13 Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements of A&J relating thereto or with respect to collateral securing the same;

                     2.1.8.14 Guaranties. All indebtedness, liabilities and commitments of others and as to which A&J is a , endorser, co-maker, surety, or accommodation maker, or contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

                     2.1.8.15 Leases. All material leases to which A&J is a party whether as lessor or lessee not previously described on
              Schedule 2.1.8.1 or Schedule 2.1.8.2; and

                     2.1.8.16 Permits. All permits, authorizations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, approvals, certifications, licenses, registrations, orders, decrees and other similar rights applicable to current operations conducted by A&J (collectively, "Permits") and all environmental audits, assessments, investigations and reviews conducted by or on behalf of A&J within the last five years on any property owned or used by it.

              2.1.9 No Defaults. Except as set forth on Schedule 2.1.9, A&J is not in default in any material obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other agreement or arrangement.

              2.1.10 Absence of Certain Changes and Events. Other than as a result of the transactions contemplated by this Agreement, since the Balance Sheet Date, there has not been:

                     2.1.10.1 Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of A&J;

                     2.1.10.2 Property Damage. Any material damage, destruction, or loss to the business or properties of A&J (whether or not covered by insurance);

                     2.1.10.3 Dividends. Except as set forth on Schedule 2.1.10.3, any declaration, setting aside, or payment of any dividend or other distribution in respect of the A&J Stock, or any direct or indirect redemption, purchase or any other acquisition by A&J of any such stock;

                     2.1.10.4 Capitalization Change. Any change in the capital stock or in the number of shares or classes of the authorized or outstanding capital stock of A&J as described in
              Section 2.1.3 hereof;

                     2.1.10.5      Labor Disputes.  Except as disclosed on
              Schedule 2.1.16, any labor disputes involving A&J; or

                     2.1.10.6 Other Material Changes. Except as set forth on Schedule 2.1.10.6, any other event or condition known to A&J or the Shareholder pertaining to and adversely affecting the operations, assets or business of A&J which could constitute a material adverse change in the business, assets or financial condition of A&J, other than events or conditions which are of a general or industry wide nature and of general public knowledge, or which have been disclosed to Synagro in writing.

              2.1.11 Taxes.

                     2.1.11.1 General. All federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties (collectively, "Taxes") and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by A&J for each period for which any such returns, reports, or estimates were due; all taxes shown by such returns to be payable and, except as set forth in Schedule 2.1.11, any and all other taxes due and payable have been paid other than those being contested in good faith by A&J; and the tax provisions reflected in the Unaudited A&J Balance Sheet are adequate, in accordance with generally accepted accounting principles, to cover liabilities of A&J at the date thereof for all taxes, including any assessed interest, assessed penalties and additions to taxes of any character whatsoever applicable to A&J or its assets or business. No waiver of any statute of limitations executed by A&J with respect to any income or other tax is in effect for any period. Except as set forth on
              Schedule 2.1.11 hereto, the income tax returns of A&J have never been examined by the Internal Revenue Service or the taxing authorities of any other jurisdiction. There are no tax liens on any assets of A&J except for taxes not yet currently due.

                        2.1.11.2 Subchapter S Matters.  A&J (i) made an
              effective, valid and binding S election pursuant to Section 1362 of the Code effective February 1, 1987, (ii) has maintained its status as an S Corporation pursuant to Section 1361 of the Code without lapse or interruption since the date of said election, and
              (iii) made and continuously maintained, since the effective date of its federal S election, elections similar to the federal S election in each state or local jurisdiction where A&J does business or is required to file a tax return to the extent such states or jurisdictions permit such elections. A&J neither is nor will or can be subject to the built-in gains tax under Section 1374 of the Code or any similar corporate level tax imposed on A&J by any taxing authority. A&J (i) has not adopted or used LIFO as a method of accounting for inventory, and (ii) has no other tax item, election, agreement or adjustment which will accelerate or trigger income or deferred deductions of A&J as a result of termination of A&J's status as an S Corporation.

              2.1.12 Intellectual Property. A&J owns or possesses licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") that are either material to its business or that are necessary for the rendering of any services rendered by it and the use or sale of any equipment or products used or sold by it, including all such Intellectual Property listed in Schedule 2.1.8 hereto. The Intellectual Property so owned or possessed by A&J is owned or licensed free and clear of any Encumbrance. A&J has not granted to any other person any license to use any Intellectual Property. A&J has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by it of the Intellectual Property or otherwise in connection with the operation of its business.

              2.1.13 Title to and Condition of Assets. A&J has good, indefeasible and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the Unaudited A&J Financial Statements or in Schedule 2.1.8 hereto, free and clear of any Encumbrance, except (i) Encumbrances reflected in Schedule 2.1.8 hereto,
       (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair business operations (the matters described in clauses
       (ii) and (iii) collectively, "Permitted Encumbrances"). All leases pursuant to which A&J leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default or, to A&J's and the Shareholder's knowledge, any event which with notice or lapse of time, or both, would constitute a default by A&J and in respect to which A&J has not taken adequate steps to prevent a default from occurring. The buildings and premises of A&J that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All equipment, machinery, vehicles, trailers, transportation equipment, tools and other major items of equipment of A&J are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as will not substantially interfere with the continued use thereof in the conduct of normal operations. To A&J's and the Shareholder's knowledge, all such assets conform in all material respects to all applicable laws governing their use. Except as set forth in Schedule 2.1.18 hereto, no notice of any violation of any law, statute, ordinance, or regulation relating to any such assets has been (or are being) received by A&J or the Shareholder, except such as have been fully complied with.

              2.1.14 Contracts. All material contracts, leases, plans or other arrangements to which A&J is a party, by which it is bound or to which A&J or the assets of A&J are subject are in full force and effect and constitute valid and binding obligations of A&J. A&J is not, and to the knowledge of A&J and the Shareholder, no other party to any such contract, lease, plan or other arrangement, is in default of any material obligation or provision thereunder, and, to A&J's and the Shareholder's knowledge, no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a material default thereunder. No contract has been entered into on terms which could reasonably be expected to have a material adverse effect on A&J. Neither A&J nor the Shareholder has received any information that would cause A&J or the Shareholder to conclude that any customer of A&J will (or is likely to) cease doing business with A&J (or any successors thereto) as a result of the consummation of the transactions contemplated hereby.

              2.1.15 Licenses and Permits. Except as set forth on Schedule 2.1.15, A&J possesses all Permits necessary under law or otherwise for it to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used. Each of such Permits and the rights of A&J with respect thereto is (and will be following the consummation of the transactions contemplated hereby) valid and subsisting, in full force and effect, and enforceable by A&J subject to administrative powers of regulatory agencies having jurisdiction.
       Except as set forth in Schedule 2.1.15 hereto, A&J is in compliance in all material respects with the terms of such Permits and there is no pending, or to A&J's and the Shareholder's knowledge, threatened claim that A&J is not in compliance with any Permit. Except as set forth in
       Schedule 2.1.15 hereto, none of such Permits have been, or to the knowledge of A&J and the Shareholder, are threatened to be, revoked, canceled, suspended or modified.

              2.1.16 Litigation. Except as set forth on Schedule 2.1.16 hereto, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which A&J is a party or, to the knowledge of A&J and the Shareholder, might become a party or which particularly affect A&J. Neither A&J nor the Shareholder has received notice of any pending change in the zoning or building ordinances directly affecting the real property or leasehold interests of A&J, nor, to the knowledge of A&J and the Shareholder, is any such change threatened.

              2.1.17 Environmental Compliance.

                     2.1.17.1 Environmental Conditions. Except as set forth in Schedule 2.1.17 hereto, to the best knowledge of A&J and the Shareholder, there are no environmental conditions or circumstances, including, without limitation, the presence or release of any hazardous substance, on any property presently or previously owned by A&J, or on any property to which hazardous substances or waste generated by the operations of A&J or by the use of the assets of A&J were disposed of. The term "hazardous substance" means (i) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (ii) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Applicable Environmental Laws (as hereinafter defined), including, but not limited to, substances defined as "hazardous substances," "hazardous materials," or "hazardous waste" in CERCLA, RCRA, HMTA (as such terms are hereinafter defined), or comparable state and local statutes or in the regulations adopted and promulgated pursuant to said statutes;

                     2.1.17.2      Permits, etc. Except as set forth in
              Schedule 2.1.17 hereto, to the best knowledge of A&J and the Shareholder, A&J has in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations, other than those that are not material to its business or operations, and is operating in substantial compliance thereunder;

                     2.1.17.3 Compliance. To the best knowledge of A&J and the Shareholder, except as set forth on Schedule 2.1.17 hereto, neither the operations of A&J nor the use of the assets of A&J violate in any respect any applicable federal, state or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media,
              (b) the environment, including natural resources or any activity which affects the environment, or (c) the regulation of any pollutants, contaminants, waste, or substances (whether or not hazardous or toxic), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) ("HMTA"), the Resource Conservation and Recovery Act (42 U.S.C.
              Section 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the

              Toxic Substances Control Act (17 U.S.C. Section 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C.
              Section 136 et seq.), the Safe Drinking Water Act (42 U.S.C.
              Section 201 and Section 300f et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Oil Pollution Act (33 U.S.C.
              Section 2701 et seq.) and analogous federal, interstate, state and local requirements, as any of the foregoing may have been amended or supplemented from time to time (collectively, the "Applicable Environmental Laws"), other than violations that in the aggregate are not material to the business or operations of A&J;

                     2.1.17.4 Past Compliance. To the best knowledge of A&J and the Shareholder, except as set forth in Schedule 2.1.17 hereto, none of the operations or assets of A&J has ever been conducted or used in such a manner as to constitute a violation of any of the Applicable Environmental Laws, other than violations that in the aggregate are not material to the business or operations of A&J;

                     2.1.17.5 Environmental Claims. Except as set forth in Schedule 2.1.17 hereto, no notice has been served on A&J or the Shareholder from any entity, governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations, response costs or contribution under any Applicable Environmental Laws;

                     2.1.17.6      Renewals.  Except as set forth on Schedule
              2.1.17 hereto, neither A&J nor the Shareholder knows of any reason A&J or its successors would not be able to renew any of the permits, licenses, or other authorizations required pursuant to any of the Applicable Environmental Laws to operate and use any of assets of A&J for their current purposes and uses; and

                     2.1.17.7      Asbestos and PCBs.  Except as set forth on
              Schedule 2.1.17 hereto, to the best knowledge of A&J and the Shareholder, no material amounts of friable asbestos currently exist on any property owned or operated by A&J, nor do polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by A&J in the operations or on the properties of A&J.

              2.1.18 Compliance with Other Laws.  Except as set forth on
       Schedule 2.1.18, A&J is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, other than such violations, defaults or delinquencies that in the aggregate are not material to the business or operations of A&J.

              2.1.19 ERISA Plans or Labor Issues. Schedule 2.1.8 sets forth a brief description all Employee Compensation Plans which A&J maintains, to which A&J contributes or has an obligation to contribute, or with respect to which A&J has any liability or reasonable expectation of liability (all such plans, policies, programs and arrangements individually, a "Plan" and collectively, "Plans") as of the Effective Date. Except as set forth in Schedule 2.1.8, A&J does not maintain any Plans. For purposes of this Section 2.1.19, all references to A&J shall be deemed to refer to A&J and any trade or business, whether or not incorporated, which together with A&J would be deemed or treated as a "single employer" within the meaning of Section 414 of the Code or ERISA
       Section 4001. None of the Plans (i) is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (iii) is a plan of the type described in
       Section 4063 of ERISA or Section 413(c) of the Code, (iv) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (v) provides for medical, dental, life, disability or other insurance benefits to current or future retired employees or former employees of A&J (other than as required for group health plan continuation coverage under Code Section 4980B or similar state law), (vi) obligates A&J to pay any severance or similar benefits solely as a result of a change in control or ownership within the meaning of Code Section 280G, or (vii) is a "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9). Each Plan is, in all material respects, in compliance, and has been administered, maintained and funded in all material respects in accordance, with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations. To the best knowledge of A&J and the Shareholder, neither A&J nor any fiduciary to any Plan, with respect to any Plan, has (i) engaged in any prohibited transaction under ERISA or the Code; (ii) breached any fiduciary duty owed by it; or (iii) failed to file and distribute, timely and properly, all reports and information required to be filed or distributed in accordance with ERISA or the Code. There are no pending or threatened, actions, suits, investigations, arbitrations or claims with respect to any Plan (other than routine claims for benefits) which could reasonably be expected to result in material liability to A&J, and there are no changes in contributions or benefit levels that have been implemented, or negotiated and not yet been implemented, with respect to any Plan that have not been disclosed in Schedule 2.1.8. All contributions or premiums which are due on or before the Effective Date with respect to the Plans have been or will be timely paid by A&J. None of the Plans requires A&J to make any bonus, severance or other payment to or on behalf of any current or former employee, officer or director of A&J solely by reason of the change of ownership or control contemplated by this Agreement. Each Plan may be amended or terminated after the Effective Date without contravening the terms of such Plan or any applicable laws and without material liability to the adopting employer. With respect to each Plan, A&J has provided Synagro with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Plans are maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (with attachments including, without limitation, audited financial statements), and (iii) all rulings, determinations, notices and opinions issued by any governmental entity in the last three years (and pending requests for governmental rulings, determinations, and opinions). A&J has not engaged in any unfair labor practices which could reasonably be expected to result in a material adverse effect on the operations or assets of A&J. Except as described in Schedule
       2.1.16 hereto, A&J has no dispute with any of the existing or former employees of A&J. There are no labor or employment disputes affecting A&J or, to the knowledge of A&J and the Shareholder, any disputes threatened by current or former employees of A&J. There will not be any penalty for the termination of any Plan listed on Schedule 2.1.8 or any other item listed in Section 2.1.8.7.

              2.1.20 Investigations; Litigation.  Except as set forth in
       Schedule 2.1.20 hereto, neither A&J nor the Shareholder has received notice of any investigation or review by any governmental entity with respect to A&J or any of the transactions contemplated by this Agreement nor, to the knowledge of A&J and the Shareholder, is any such investigation or review threatened, nor has any governmental entity indicated to A&J an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of A&J and the Shareholder, threatened against or affecting A&J at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, has or is likely to result in a material adverse change in the financial condition, properties or business of A&J.

              2.1.21 Absence of Certain Business Practices. Neither A&J, the Shareholder nor any officer or director of A&J, nor, to the knowledge of A&J and the Shareholder, any employee or agent of A&J or any other person acting on behalf of A&J or the Shareholder, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of A&J (or to assist A&J in connection with any actual or proposed transaction) which (i) might subject A&J to any damage or penalty in any civil, criminal or governmental litigation or proceeding,
       (ii) if not given in the past, might have had a material adverse effect on the assets, business or operations of A&J, or (iii) if not continued in the future, might materially and adversely affect the assets, business operations or prospects of A&J or which might result in liability to A&J in a private or governmental litigation or proceeding.

              2.1.22 Consents and Approvals. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity other than the Shareholder, is required to be made or obtained by A&J in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except for the consents, approvals or authorizations listed on Schedule 2.1.22 hereto (which were obtained on or before the date hereof) or that could not have a material adverse effect on the business, operations, assets or financial condition of the Shareholder or A&J.

              2.1.23 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by A&J and the Shareholder and their counsel directly with Synagro and its counsel, without the intervention of any other person as the result of any act of A&J or the Shareholder in such manner as to give rise to any valid claim against Synagro, Sub Corp or A&J for a brokerage commission, finder's fee or any similar payments.

       2.2 Investment Representations. Each of A&J and the Shareholder acknowledges, represents and agrees that:

              2.2.1  Shareholder Investment Suitability and Related Matters.
       (i) Synagro has made available to A&J and the Shareholder the information and documents described in Section 3.4. hereof, (ii) the Shareholder understands the risks associated with ownership of Synagro Common Stock, and (iii) the Shareholder is capable of bearing the financial risks associated with such ownership;

              2.2.2 Synagro Shares Not Registered. Except for the Registered Synagro Shares (as hereinafter defined), the Synagro Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified under any applicable state securities laws (the Synagro Shares not constituting Registered Synagro Shares are herein referred to as the "Unregistered Synagro Shares");

              2.2.3 Reliance on Representations. The Unregistered Synagro Shares are being issued to the Shareholder in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Shareholder's bona fide investment intent with respect to the Synagro Shares;

              2.2.4 Investment Intent. The Shareholder's acquisition of the Unregistered Synagro Shares is solely for its own account for investment, and the Shareholder is not acquiring the Unregistered Synagro Shares for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof;

              2.2.5 Permitted Resale. The Shareholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Unregistered Synagro Shares except in accordance with the registration requirements of the Securities Act and applicable state securities laws or upon delivery to Synagro of an opinion of legal counsel reasonably satisfactory to Synagro that an exemption from registration is available or pursuant to an effective registration statement covering the Synagro Shares to be sold;

              2.2.6 Investor Sophistication. The Shareholder has such knowledge and experience in financial and business matters that he and it are capable of evaluating the merits and risks of an investment in the Synagro Shares, and to make an informed investment decision with respect thereto;

              2.2.7 Availability of Information. The Shareholder has had the opportunity to ask questions of, and receive answers from Synagro's officers and directors concerning the Shareholder's acquisition of the Synagro Shares and to obtain such other information concerning Synagro and the Synagro Shares, to the extent Synagro's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the

       Shareholder deemed necessary in connection with making an informed investment decision; and

              2.2.8 Restrictive Legends. In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Unregistered Synagro Shares will bear a conspicuous restrictive legend substantially as follows:

              THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SYNAGRO

       Synagro represents and warrants to A&J and the Shareholder as follows:

       3.1 Organization and Standing. Synagro is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business. Sub Corp is, or on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

       3.2 Agreement Authorized and its Effect on Other Obligations. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Synagro and Sub Corp, and this Agreement is a valid and binding obligation of Synagro and Sub Corp enforceable against Synagro in accordance with its terms, except as such enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Synagro will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of Synagro or Sub Corp or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Synagro or Sub Corp or any of their respective properties are bound.

       3.3 Capitalization. The capitalization of Synagro consists of (i) 10,000,000 shares of preferred stock, par value $.002 per share, of which 500,000 shares have been designated as "Preferred Stock - Junior Participating Series A" and reserved for issuance upon exercise of Rights evidenced by the certificates representing all outstanding shares of Synagro Common Stock, but no such shares are issued or outstanding; and (ii) 100,000,000 shares of Synagro Common Stock, of which as of June 6, 1998, 9,082, 638 shares were issued and outstanding, 2,261,031 shares were reserved for issuance pursuant to stock options and 600,000 shares were reserved for issuance pursuant to outstanding warrants. Except as set forth in this Section 3.3., there are outstanding as of the date hereof (i) no securities of Synagro or any other person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Synagro, and (ii) no subscriptions, options, warrants, calls, or rights obligating Synagro to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Synagro except as a result of letters of intent or other agreements relating to acquisitions by Synagro. All of the outstanding Synagro Common Stock is, and, when issued, the Synagro Shares will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There is no stockholder agreement, voting trust, or other agreement or understanding to which Synagro is a party or by which it is bound relating to the voting of any shares of capital stock of Synagro.

       3.4 Reports and Financial Statements. Synagro has previously furnished to the Shareholder true and complete copies of (i) Synagro's annual report filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), for Synagro's fiscal year ended December 31, 1997; (ii) Synagro's quarterly and other reports filed with the Commission since December 31, 1997;
(iii) all definitive proxy solicitation materials filed with the Commission since December 31, 1997; and (iv) any registration statements (other than those relating to employee benefit plans) declared effective by the Commission since December 31, 1997. All of the foregoing items are listed on Schedule 3.4 hereto (collectively, the "Synagro SEC Documents"). The consolidated financial statements of Synagro and its consolidated subsidiaries included in Synagro's most recent report on Form 10-K and most recent report on Form 10-Q were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Synagro and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Synagro SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were, made not misleading. Since December 31, 1997, Synagro has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

       3.5 Absence of Certain Changes and Events in Synagro. Since March 31, 1998, there has not been:

              3.5.1 Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Synagro; or

              3.5.2 Other Material Changes. Any other event or condition known to Synagro particularly pertaining to and adversely affecting the operations, assets or business of Synagro which could constitute a material adverse change in the business, assets or financial condition of Synagro, other than events or conditions which are of a general or industry-wide nature and of general public knowledge, or which have been disclosed to the Shareholder in writing.

       3.6 Synagro's Compliance with Other Laws. Synagro is not in violation of or in default with respect to any applicable law, rule or regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality which could have a material adverse effect upon its financial condition, properties or business.

       3.7 Consents and Approvals. Except for the filing of the Registration Statement (as hereinafter defined) pursuant to Section 6.3.1 hereof, no consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Synagro in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       3.8 Investigations; Litigation. No investigation or review by any governmental entity with respect to Synagro in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Synagro's knowledge, threatened, nor has any governmental entity indicated to Synagro an intention to conduct the same. There is no action, suit or proceeding pending or, to the best of Synagro's knowledge, threatened against or affecting Synagro by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, has or is likely to result in any material adverse change in the financial condition, properties or businesses of Synagro.

       3.9 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Synagro and its counsel directly with A&J and the Shareholder and their counsel, without the intervention by any other person as the result of any act of Synagro in such a manner as to give rise to any valid claim against the Shareholder or A&J for any brokerage commission, finder's fee or any similar payments.

       3.10 Nasdaq Compliance. Synagro meets all current requirements for listing on the Nasdaq Small-Cap Market and has not received any notice, whether written or oral, from the National Association of Securities Dealers, Inc. suggesting that its listing is not in good standing.

                                   ARTICLE 4
                        OBLIGATIONS PENDING CLOSING DATE

       4.1 Agreements of Synagro and A&J. Except as expressly contemplated elsewhere in this Agreement, each of Synagro and A&J agree that since April 30, 1998, it has:

              4.1.1 Maintenance of Present Business. Operated its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, used all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, jobbers, distributors, and others having business dealings with it;

              4.1.2 Maintenance of Properties. At its expense, maintained all of its property and assets in customary repair, order, and condition, reasonable wear and tear excepted;

              4.1.3 Maintenance of Books and Records. Maintained its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

              4.1.4 Compliance with Law. Duly complied in all material respects with all laws, rules, regulations and orders, and fully complied with all Permits, applicable to it and to the conduct of its business;

              4.1.5 Inspection. Permitted Synagro and its authorized representatives, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties herein made and the compliance with covenants contained in this Agreement; and

              4.1.6 Notice of Material Developments. Promptly notified the other party hereto in writing of any "material adverse change" in, or any changes which, in the aggregate, could result in a "material adverse change" in, the consolidated financial condition, business or affairs of A&J, whether or not occurring in the ordinary course of business. As used in this Agreement, the term "material adverse change" means any change, event, circumstance or condition (collectively, a "Change") which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of A&J or Synagro, as applicable, that the benefits reasonably expected to be obtained by Synagro, with respect to losses by A&J, and the Shareholder, with respect to losses by Synagro, as a result of the consummation of the transactions contemplated by this Agreement would be jeopardized with relative certainty. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions; provided, that losses shall be net of any recoveries by A&J or Synagro, as applicable, from third parties and any insurance proceeds A&J or Synagro, as applicable, is entitled to receive from a nonaffiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds). The parties agree, however, that a reduction in the trading price of Synagro Common Stock on the Nasdaq Small-Cap Market shall not, in and of itself, constitute a material adverse change.

       4.2 Additional Agreements of A&J and the Shareholder. Except as expressly contemplated elsewhere in this Agreement, A&J and the Shareholder agree that since the Balance Sheet Date, A&J has not:

              4.2.1 Prohibition of Certain Employment Contracts. Entered into any contracts of employment which cannot be terminated on notice of 30 days or less or which provide for any severance payments or benefits covering a period beyond the earlier of the termination date or notice thereof;

              4.2.2 Prohibition of Certain Loans. Incurred any borrowings which would exceed $25,000, in the aggregate, for any purpose except (i) the refunding of indebtedness now outstanding, (ii) the prepayment by customers of amounts due or to become due for services rendered or to be rendered in the future, or (iii) as is otherwise approved in writing by Synagro;

              4.2.3 Prohibition of Certain Commitments. Entered into commitments of a capital expenditure nature or incur any contingent liabilities which would exceed $10,000 in the aggregate except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, or (ii) as is otherwise approved in writing by Synagro;

              4.2.4 Disposal of Assets. Sold, disposed of, or encumbered, any property or assets, except (i) in the usual and ordinary course of business, (ii) property or assets which individually have a value of less than $1,000; or (iii) as may be approved in writing by Synagro;

              4.2.5 Maintenance of Insurance. Discontinued its current level of insurance;

              4.2.6 Acquisition Proposals. Directly or indirectly (i) solicited, initiated or encouraged any inquiry or Acquisition Proposal (as hereinafter defined) from any person or (ii) participated in any discussions or negotiations regarding, or furnish to any person other than Synagro or its representatives any information with respect to, or otherwise facilitate or encourage any Acquisition Proposal by any other person. As used herein "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving A&J or for the acquisition or purchase of any equity interest in, or a material portion of the assets of, A&J, other than the transactions with Synagro contemplated by this Agreement. A&J shall promptly communicate to Synagro the terms of any such written Acquisition Proposals which it may receive or any written inquiries made to it or any of its directors, officers, representatives or agents;

              4.2.7 No Amendment to Articles of Incorporation. Amended its Articles of Incorporation or merged or consolidated with or into any other corporation or changed in any manner the rights of its common stock or the character of its business;

              4.2.8 No Issuance, Sale, or Purchase of Securities. Issued or sold, or issued options or rights to subscribe to, or entered into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of A&J Stock, or subdivided or in any way reclassified any shares of A&J Stock, or acquired, or agreed to acquire, any shares of A&J Stock; and

              4.2.9 Prohibition on Dividends. Declared or paid any dividend on shares of A&J Stock or made any other distribution of assets to the holders thereof.

       4.3 Agreements of Synagro. Synagro agrees that since March 31, 1998 it has not:

              4.3.1 No Amendment to Articles of Incorporation. Amended its Certificate of Incorporation or merged with or into any other corporation or changed in any manner the rights of the Synagro Shares; and

              4.3.2 Notice of Material Developments. Promptly furnished to the Shareholder copies of all Synagro's communications to its stockholders and all reports filed by it with the Commission and the National Association of Securities Dealers, Inc. and relating to periodic or other material developments concerning Synagro's financial condition, business, or affairs.

                                   ARTICLE 5
                      CONDITIONS PRECEDENT TO OBLIGATIONS

       5.1 Conditions Precedent to Obligations of A&J and the Shareholder. The obligations of A&J and the Shareholder to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by the Shareholder, on behalf of himself and A&J, on or before the Effective Date:

              5.1.1 Representations and Warranties of Synagro True at Effective Date. The representations and warranties of Synagro herein contained shall be, in all material respects, true as of and at the Effective Date, except as affected by transactions permitted or contemplated by this Agreement; Synagro shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Synagro before the Effective Date; and Synagro shall have delivered to the Shareholder a certificate, dated the Effective Date and signed by its president or a vice president and its secretary, to such effect.

              5.1.2 No Material Litigation. No suit, action, or other proceeding shall be pending, or to Synagro's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or provide other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which might result in a material adverse change in the value of the consolidated assets and business of Synagro.

              5.1.3 Closing Documents. Synagro shall have executed and delivered to the appropriate parties the documents and instruments to be executed and delivered by it pursuant to Section 1.11 hereof, the Exchange shall have occurred, and the Shareholder shall have received the opinion required by Section 1.11.1 hereof.

              5.1.4 Consent of Certain Parties in Privity With Synagro. The holders of any material indebtedness of Synagro, the lessors of any material property leased by Synagro, and the other parties to any other material agreements to which Synagro is a party shall, when and to the extent necessary in the reasonable opinion of the Shareholder, have consented to the transactions contemplated hereby.

              5.1.5 Other Merger Agreements. The Other Merger Agreements (as hereinafter defined), and all documents and instruments contemplated thereby, shall have been duly executed and delivered, and the transactions contemplated by the Other Merger Agreements shall have been consummated. As used herein, the "Other Merger Agreements" shall mean
       (i) that certain Plan and Agreement of Merger, of even date herewith, among Synagro, Synagro Sub Corp. Michigan, Inc. ("Synagro Michigan"), Michigan Organic Resources, Inc. ("MORI"), Hoekstra, and the Shareholder regarding the merger of Synagro Michigan with and into MORI; and (ii) that certain Plan and Agreement of Merger, of even date herewith, among Synagro, Synagro Sub Florida, Inc. ("Synagro Florida"), A&J Cartage, Inc. Southeast ("A&J Florida"), Sattler and the Shareholder regarding the merger of Synagro Florida with and into A&J Florida.

       5.2 Conditions Precedent to Obligations of Synagro. The obligation of Synagro to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Synagro, on or before the Effective Date.

              5.2.1 Representations and Warranties of A&J and the Shareholder True at Effective Date. The representations and warranties of A&J and the Shareholder herein contained shall be, in all material respects, true as of and at the Effective Date, except as affected by transactions permitted or contemplated by this Agreement; A&J and the Shareholder shall have performed and complied in all material respects, with all covenants required by this Agreement to be performed or complied with by them before the Effective

       Date; and A&J and the Shareholder shall have delivered to Synagro a certificate, dated the Effective Date and signed by an executive officer of A&J and by the Shareholder to such effect.

              5.2.2 No Material Litigation. No suit, action, or other proceeding shall be pending, or to the Shareholder's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which might result in a material adverse change in the value of the assets and business of A&J.

              5.2.3 Closing Documents. The Shareholder and A&J shall have executed and delivered to the appropriate parties the documents and instruments to be executed and delivered by them pursuant to Section
       1.11 hereof, the Exchange shall have occurred and Synagro shall have received the opinion required by Section 1.11.2 hereof.

              5.2.4 Consent of Certain Parties in Privity with A&J or the Shareholder. The holders of any material indebtedness of A&J or the Shareholder, the lessors of any material property leased by A&J or the Shareholder, the other parties to any other material agreements to which A&J or the Shareholder are a party and the appropriate authority issuing any Permits shall, when and to the extent necessary in the reasonable opinion of Synagro, have consented to the transaction contemplated hereby.

              5.2.5 Other Merger Agreements. The Other Merger Agreements, and all documents and instruments contemplated thereby, shall have been duly executed and delivered, and the transactions contemplated by the Other Merger Agreements shall have been consummated.

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

       6.1 Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effect the transactions contemplated hereby.

        6.2 Payment of Taxes. The Shareholder agrees to pay timely all Taxes assessed or assessable against him or A&J arising out of or in any way related to the ownership, business or operations of A&J through the end of the Effective Date, including, without limitation, any Taxes resulting from the consummation of the transactions contemplated hereby, except to the extent the Shareholder is contesting any portion of such taxes in good faith and have made appropriate reserves for the payment thereof.

       6.3    Registration Matters.

              6.3.1 Agreement to Register Resales. Synagro agrees that within 90 days following the Effective Date, it will file with the Commission on Form S-3, a shelf registration statement pursuant to Rule 415 of the Securities Act (the "Registration Statement") covering the resale by the Shareholder of 200,000 of the Synagro Shares (the "Registered Synagro Shares"), and will use its best efforts to cause the same to be declared effective promptly by the Commission. Synagro agrees to maintain such Registration Statement in effect for the maximum period allowable under the regulations promulgated by the Commission, and in any event to maintain the same (or, to the extent necessary, successive registration statements) through at least December 31, 2001. In any offering pursuant to this Section 6.3.1, Synagro will use its best efforts to effect any such registration and use its best efforts to effect such qualification and compliance as may be required and as would permit or facilitate the resale of the Registered Shares, including, without limitation, registration under the Securities Act, appropriate qualifications under applicable blue-sky or other state securities laws and, appropriate compliance with any other governmental requirements.

              6.3.2 Procedures. With respect to sales by the Shareholder of Registered Synagro Shares through the Nasdaq Market System or any such other exchange, the Shareholder may only sell such shares on any day after the first sale of Synagro Stock has occurred through the Nasdaq Market System or such other exchange on such day and thereafter the Shareholder may only sell 1,000 Registered Synagro Shares for each 1,000 shares of Synagro Stock sold by unrelated third parties through the
       Nasdaq Market System or such other exchange on such day.   In no event
       shall the plan of distribution of Registered Synagro Shares include the use of a contractual underwriter, nor shall Synagro have any obligation to enter into an underwriting agreement with any investment banking firm participating as a broker in the execution of any such resales. Synagro agrees that it will furnish to the Shareholder such number of prospectuses, prospectus supplements, or other documents incident to any registration, qualification or compliance referred to herein as the Shareholder from time to time may reasonably request.

              6.3.3 Registration Expenses. All expenses (except for commissions and any legal fees for the Shareholder's counsel) of registration of the Registered Synagro Shares effected pursuant to this
       Section 6.3 (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments or prospectus supplements required for the lawful distribution of the Registered Synagro Shares to the public in connection with such registration) will be paid by Synagro.

              6.3.4 Preparation; Reasonable Investigation. In connection with the preparation and filing of the Registration Statement under the Securities Act pursuant to this Section 6.3, Synagro will give the Shareholder (and any single counsel designated by the Shareholder), the opportunity to participate in the preparation of the Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of Synagro with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

              6.3.5 Rights Non-Transferable. The registration rights provided by this Section 6.3 are for the benefit solely of the Shareholder, are personal in nature, and shall not be available to any subsequent holder of the Registered Synagro Shares (other than subsequent holders who have become such by gift or other transfer by the Shareholder to an immediate family member of the Shareholder, by will or through operation of the laws of descent and distribution).

              6.3.6 Indemnification by Synagro. Synagro agrees to indemnify and hold harmless the Shareholder against any and all claims, demands, losses, costs, expenses, obligations, liabilities, joint or several, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees (collectively, "Claims"), to which the Shareholder may become subject under the Securities Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Synagro will reimburse the Shareholder for any legal or any other expenses reasonably incurred by him in connection with investigating or defending any such Claim (or action or proceeding in respect thereof); provided that Synagro shall not be liable in any such case to the extent that any such Claim (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Synagro through an instrument duly executed by the Shareholder or A&J specifically stating that it is for use in the preparation thereof.
       Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Shareholder and shall survive any transfer of Registered Synagro Shares by the Shareholder.

              6.3.7 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a Claim referred to in this Section 6.3, such indemnified party will, if a claim in respect thereof is to be made against Synagro, give written notice to Synagro, in the manner and to the address specified in Section 8.4 hereof, of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve Synagro of its obligations under this Section 6.3, except the extent that Synagro is actually prejudiced by such failure to give notice. In case any such action is brought against Synagro, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, Synagro shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from Synagro to such indemnified party of its election so to assume the defense thereof, Synagro shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. Synagro shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Claim.

              6.3.8 Undertaking to File Reports and Cooperate in Rule 144 and Rule 145 Transactions. For as long as the Shareholder is subject to Rule 144 or Rule 145 of the Securities Act and continues to hold any Synagro Shares, Synagro will use reasonable commercial efforts to timely file all annual, quarterly and other reports required to be filed by it under Section 13 or 15(d) of the Exchange Act and the rules and regulations of the Commission thereunder, as amended from time to time. If the Shareholder proposes to sell any Synagro Shares pursuant to Rules 144 and 145, Synagro shall cooperate with the Shareholder so as to enable such sale to be made in accordance with applicable laws, rules and regulations, the requirements of Synagro's transfer agent, and the reasonable requirements of the broker through which the sales are proposed to be executed. Without limiting the generality of the foregoing, Synagro shall, upon request, furnish with respect to each such sale (i) a written statement certifying that Synagro has complied with the public information requirements of Rules 144 and 145 and (ii) an opinion of Synagro's counsel regarding such matters as Synagro's transfer agent or the Shareholder's broker may reasonably desire to confirm.

              6.3.9 Beneficiaries. The provisions of this Section 6.3 are for the benefit of the Shareholder and Synagro, and, subject to Section 6.3.5, no other person shall acquire or have any rights under or by virtue of this Section 6.3.

       6.4 Nomination of Director. For a period of ninety (90) days, the Shareholder shall have the right, subject to approval of the board of directors of Synagro (the "Board"), to nominate one director for election to the Board in accordance with the Certificate of Incorporation and Bylaws of Synagro; provided that said nominee shall be a knowledgeable expert in the industry in which Synagro and its subsidiaries operate.

                                   ARTICLE 7
                                INDEMNIFICATION

       7.1 Indemnification by the Shareholder. After the Effective Date, in addition to any other remedies available to Synagro under this Agreement, or at law or in equity, the Shareholder shall indemnify, defend and hold harmless Synagro, A&J and their respective officers, directors, employees, agents, and stockholders, against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") that such





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indemnitees shall incur or suffer, which arise, result from or relate to (i)
any breach of, or failure by, A&J or the Shareholder to perform their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Synagro by A&J, or the Shareholder under this Agreement; (ii) the ownership or operations of A&J before the Closing Date, and
(iii) all Taxes arising out of or in any way related to the ownership, business or operations of A&J through the end of the Effective Date, including, without limitation, any Taxes resulting from the consummation of the transaction contemplated hereby.

       7.2 Indemnification by Synagro. After the Effective Date, in addition to any other remedies available to the Shareholder under this Agreement, or at law or in equity, Synagro shall indemnify, defend and hold harmless and the Shareholder, against and with respect to any and all Damages that the Shareholder shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Synagro to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to or the Shareholder by or on behalf of Synagro under this Agreement; and (ii) the ownership or operations of A&J from and after the Effective Date.

       7.3 Indemnification Procedures. If any party hereto discovers or otherwise becomes aware of a claim for Damages arising under this Article 7, such indemnified party shall give written notice (an "Indemnification Notice") to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for Damages arising under this Article 7 may be made, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, and the expenses of such defense shall be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

       7.4 Termination of Indemnity, Representations and Warranties. The indemnities provided in Sections 7.1 and 7.2 shall terminate with respect to all Damages which are not the subject of an Indemnification Notice received by the indemnifying party within two years after the Effective Date; except that the time period for receipt of an Indemnification Notice for the indemnities contained in Section 7.1(i), with respect to a breach of the representations, warranties, covenants and agreements contained in Sections 2.1.4, 2.1.11, 2.1.13, 2.1.15, 2.2, and 6.2, shall survive for the applicable statute of limitations period; and provided that the indemnity contained in Section 7.2(ii) shall survive indefinitely. The indemnities provided in Sections 7.1 and 7.2 shall survive indefinitely with respect to Damages for which an Indemnification Notice is received by the indemnifying party within the applicable period provided in the preceding sentence. The representations and warranties contained in Articles 2 and 3 hereof shall terminate two years after the Closing Date, except that the representations warranties, covenants and agreements contained in Sections 2.1.4, 2.1.11, 2.1.13, 2.1.15, and 6.2, shall survive for the applicable statute of limitations period.

                                   ARTICLE 8
                                 MISCELLANEOUS

       8.1 Press Releases. The Shareholder shall not make any public statement or announcement concerning this Agreement or the transactions contemplated herein without the prior consent of Synagro, subject, however, to the right of the Shareholder to make such an announcement when in the opinion of its counsel such public statement or announcement is legally required. Prior to making any public statement or announcement concerning this Agreement or the transactions contemplated hereby, Synagro shall provide a copy thereof to the Shareholder.

       8.2 Entirety; Conflict. This Agreement and the Letter Agreement embody the entire agreement among the parties with respect to the subject matter hereof, and all prior representations, warranties and agreements between the parties with respect thereto, whether written or oral, are hereby superseded in their entirety. This Agreement may not be modified or amended in any manner except by written instrument executed by all of the parties hereto. In the event of any conflict between the terms and provisions of this Agreement and those of the Letter Agreement, the terms and provisions of this Agreement shall control.

       8.3 Counterparts and Facsimile Signature. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by any party by facsimile signature, with the original signature to be promptly delivered thereafter, and such facsimile signature shall be binding upon the party so executing this Agreement.

       8.4 Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered in person or by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested.

                         IF TO SYNAGRO OR SUB CORP:

 Addressed to:                      With a copy to:

 Synagro Technologies, Inc.         Porter & Hedges, L.L.P.
 5850 San Felipe, Suite 500         700 Louisiana, 35th Floor
 Houston, Texas 77057               Houston, Texas 77002
 Attention: Mark A. Rome            Attention: T. William Porter
 Telephone:     (713) 706-6185      Telephone:    (713) 226-0600
 Facsimile:     (713) 706-6181      Facsimile:    (713) 228-1331

                        IF TO A&J OR THE SHAREHOLDER:

 Addressed to:                      With a copy to:

 A&J Cartage, Inc.                  Domnitz, Mawicke, Goisman &  Rosenberg, S.C.
 2841 South 5th Court               1509 North Prospect Avenue
 Milwaukee, Wisconsin 53207         Milwaukee, Wisconsin 53202
 Attention: James A. Jalovec        Attention: Jeffrey J. Mawicke
 Telephone:     (414) 744-9447      Telephone:    (414) 224-0600
 Facsimile:     (414) 744-9510      Facsimile:    (414) 224-9359

       Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered in person or by courier or facsimile to such address, upon delivery during normal business hours on any business day.

       8.5 Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

       8.6 Successors and Assigns. Neither Synagro, A&J nor the Shareholder may transfer or assign this Agreement or any of their respective rights, duties or obligations hereunder without the prior written consent of the other parties hereto.

       8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

       8.8 Applicable Law. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, except to the extent that the form and content of the Articles of Merger and the consequences of the filing thereof shall be governed by the Corporations Act, and the Shareholder, A&J, Sub Corp and Synagro agree that the state and federal courts situated in Harris, County, Texas shall have personal jurisdiction over the Shareholder, A&J, Sub Corp and Synagro, and shall be the sole venue, to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Harris, County, Texas and, as such, the Shareholder, A&J, Sub Corp and Synagro, agree that venue shall be proper with the state or federal courts in Harris County, Texas to hear such disputes. In the event either the Shareholder, A&J, Sub Corp or Synagro is not able to effect service of process upon the other with respect to such disputes, the Shareholder, A&J, Sub Corp and Synagro expressly agree that the Secretary of State for the State of Texas shall be an agent of the Shareholder, A&J, Sub Corp and/or the Synagro, as applicable, to receive service of process on behalf of the Shareholder, A&J, Sub Corp and/or Synagro, as applicable, with respect to such disputes.

       IN WITNESS WHEREOF, the Shareholder has executed this Agreement, and Synagro, Sub Corp and A&J have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.


                                   SYNAGRO TECHNOLOGIES, INC.


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------


                                   SYNAGRO SUB CORP. WISCONSIN, INC.


                                   By:
                                      ------------------------------------------
                                   Name:
                                         ---------------------------------------
                                   Title:
                                          --------------------------------------



                                   A&J CARTAGE, INC.


                                   By:
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title:
                                         ---------------------------------------



                                   SHAREHOLDER



                                   ---------------------------------------------
                                   JAMES A. JALOVEC